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                                                                    EXHIBIT 3.12

     Before me, the undersigned authority, personally appeared Robert W. McClure, who is to me well known to be the person described in and who signed the above Articles of Incorporation, and he did freely and voluntarily acknowledge before me according to the law that he made and subscribed the same for the uses and purposes therein mentioned.

     I WITNESS WHEREOF, I have hereunto set my hand and my official seal, at Naples, Florida, in said County and State this 29th day of October, 1990.


(SEAL)                                  /s/  LAUREL Y. SITTERLY
                                        ------------------------------
                                        Notary Public
                                        My Commission Expires:

                                        [SEAL]
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